Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Yield, Inc.

We consent to the incorporation by reference in the registration statements No. 333-206061 on Form S-8, No. 333-190071 on Form S-8, No. 333-212096 on Form S-3, No. 333-205140 on Form S-3 and No. 333-204589 on Form S-3 of NRG Yield, Inc. of our report dated May 9, 2017, with respect to the consolidated balance sheets of NRG Yield, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2016, which report appears in the Current Report on Form 8-K of NRG Yield, Inc. dated May 9, 2017.

(signed) KPMG LLP

Philadelphia, Pennsylvania
May 9, 2017